EXHIBIT 2.3
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 25th day of October, 2007 by and among OCZ Technology Group, Inc., a Delaware corporation (“Purchaser”), Silicon Data Inc., a New York corporation (“Seller”), and, solely for purposes of Sections 5.5, 5.6, 5.7 and Article 7, Fred Cohen, an individual (“Cohen”), and Eyal Akler, an individual (“Akler”). Purchaser and Seller, exclusively, are sometimes referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, Seller is engaged in the business of designing, assembling, improving the functionality and selling of personal computers and notebooks for computer gaming and which are re-sold via the Internet to retail customers (the “Business”).
     WHEREAS, Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets of Seller used in the Business, on the terms and subject to the conditions contained in this Agreement (the “Acquisition”).
     WHEREAS, Purchaser desires to assume, and Seller desires to assign, certain liabilities of Seller associated with the Business, on the terms and subject to the conditions contained in this Agreement.
     WHEREAS, Cohen and Akler, as principal shareholders of Seller and ultimate beneficiaries of payments made to Seller under this Agreement, have agreed to provide certain assurances to Purchaser and accept certain other obligations expressly set forth in this Agreement in connection with the Acquisition.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the Parties agree as follows:
ARTICLE 1. PURCHASE OF ASSETS; ASSUMPTION OF SELECT LIABILITIES
     1.1 Assets. Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, all of the assets of Seller used in the Business other than the assets listed in Section 1.2 (collectively referred to as the “Assets” and individually referred to as an “Asset”). The Assets include all of Seller’s rights, title, and interest in all of Seller’s:
          (a) inventory, including raw materials, work in process and finished goods;
          (b) accounts receivable;

          (c) tangible and personal property, including servers, computer equipment and other hardware used in the operation of the Business and all office equipment located in New York;
          (d) fixed assets;
          (e) working capital;
          (f) Intellectual Property (defined in Section 4.5);
          (g) product brand names (including but not limited to, Hypersonic), trademarks, service names, URLs, websites and customer lists used in the Business;
          (h) prepaid expenses and deposits;
          (i) customer and vendor contracts listed on Exhibit A under the subheading “Customer and Vendor Contracts” (the “Assumed Contracts”); and
          (j) non-cash rewards, such as SPIFs, flex-dollar accounts, and other similar non-cash benefits from purchase orders made by Seller before the Closing Date (collectively, “MDFs”).
Seller has made a good faith attempt to list all of the Assets on Exhibit A hereto; provided, however, notwithstanding the foregoing, unless an Asset is set forth in Section 1.2, any failure to list an Asset thereon shall not mean that such item is not an Asset purchased by Purchaser hereunder. At the Closing as defined below, the Assets shall be directly conveyed, transferred, assigned and delivered by Seller to Purchaser, free and clear of all liens or encumbrances of any nature.
     1.2 Excluded Assets. Notwithstanding any contrary provision and/or definition of Assets, all of the following assets shall be excluded from the definition of “Assets” for purposes of this Agreement, including the following:
          (a) the Seller’s Bylaws and Certificate of Incorporation, each as amended, and any corporate resolutions, minutes, and/or written consents of the Seller’s directors and shareholders;
          (b) the Seller’s tax returns;
          (c) the Seller’s financial, accounting, and business records that do not relate to the Assets; and
          (d) two laptop computers, one of which is an IBM Thinkpad T60 and the second is a Hypersonic Aviator MV6;
          (e) the name of Seller (but excluding the d/b/a Hypersonic PC Systems) and any derivative thereof;

          (f) mobile telephone numbers for wireless telephone service which are in the personal name of Seller’s principals: 516-642-7000 and 516-770-2929: and
          (g) all credits and refunds payable to Seller as of the Closing in respect of utility and real estate lease deposits (and any additional amounts paid pursuant to such real estate lease for taxes, common area maintenance, and/or similar items charged by the landlord to Seller).
     1.3 Liabilities. Purchaser hereby assumes and agrees to discharge and perform, and Seller hereby assigns to Purchaser, only the following liabilities of Seller, in each case only to the extent reflected on the Closing Statement (defined below) (collectively, the “Assumed Liabilities”):
          (a) accounts payable relating to the Business;
          (b) customer deposits; and
          (c) any outstanding obligations of the Assumed Contracts (excluding obligations and liabilities for breaches, defaults and unrecorded liabilities relating to periods before the Closing).
Seller has listed all of the Assumed Liabilities on Exhibit B hereto. Other than the Assumed Liabilities specifically listed on Exhibit B, Purchaser shall not assume and shall not be liable for, and Seller shall retain and, as between Purchaser and Seller, remain solely liable for and obligated to discharge, all of the debts, shareholder loans, indebtedness for borrowed money, environmental claims, bulk sales liabilities or other liabilities, commitments, obligations and other liabilities of Seller, whether known or unknown, accrued or not accrued, fixed or contingent, and arising out of or resulting from Seller’s operation of the Business before the Closing. Without limiting the foregoing, Purchaser shall not assume and shall not be liable for any sales taxes owed by Seller arising out of Seller’s operation of the Business prior to the Closing, any real estate and equipment leases of Seller’s facility and Purchaser shall not be responsible for any employees, severance or related obligations of Seller, including any employment agreements, employment obligations, benefits or severance relating to any of its employees. Costs and expenses of Seller incurred or to be incurred by it in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees, shall not be set forth on Exhibit B and shall not be an Assumed Liability. Any liabilities and obligations of Seller which are not Assumed Liabilities shall remain liabilities and obligations of Seller and shall be called “Excluded Liabilities.” Seller shall indemnify and hold Purchaser harmless from all Excluded Liabilities.
     1.4 Taxes. All transfer, documentary, sales, use, registration, value-added, income, gain, stamp and any other similar taxes or governmental charges and related fees incurred in connection with this Agreement or the transactions contemplated hereby (collectively, the “Transaction Taxes”) shall be the sole responsibility of, and shall be paid by, the Seller.
     1.5 Consent of Third Parties. To the extent that the assignment of all or any portion of any contract of Seller relating to the Business and listed as an Assumed Liability shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign any such contract included in the Assets if an attempted assignment without any such consent would constitute a breach or violation thereof.
ARTICLE 2. PURCHASE AND PAYMENT
     2.1 Purchase Price. Subject to the adjustment set forth in Section 2.3 and Article 6, the aggregate consideration for the Business and the Assets that Purchaser shall pay to Seller (collectively, the “Purchase Price”) shall be the (i) assumption of the Assumed Liabilities pursuant to Section 1.2, (ii) payment of $617,379.38 in immediately available funds, payable in accordance with Section 2.2, (iii) a promissory note in favor of Seller in the principal amount of $75,000 substantially in the form of Exhibit C (the “Holdback Note”) plus (iv) the Earnout Amounts which is payable in accordance with Section 2.4.
     2.2 Cash and Holdback Note. At the Closing, Purchaser shall deliver the Holdback Note duly signed by Purchaser and pay to Seller $617,379.38 by wire transfer of immediately available funds to the account designated in writing by Seller against receipt of the following from Seller:
          (a) Bill of Sale signed by Seller substantially in the form of Exhibit D;
          (b) Assignment and Assumption Agreement signed by Seller and Purchaser substantially in the form of Exhibit E;
          (c) legal opinion in form and substance acceptable to Purchaser and its counsel;
          (d) Consulting Agreement between Purchaser and Cohen in form and substance satisfactory to and signed by each of Purchaser and Fred Cohen (the “Cohen Consulting Agreement”);
          (e) Consulting Agreement between Purchaser and Eyal Akler in form and substance satisfactory to and signed by each of the Purchaser and Eyal Akler (the “Akler Consulting Agreement”); and
          (f) Any and all other documents any necessary or desirable for the transfer and proper recordation of ownership to Purchaser of the Assets, each as duly executed by Seller, including but not limited to trademark assignments and registration transfers of the URLs.
     2.3 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets as determined by Purchaser; provided, however, that Purchaser agrees to allocate no more than $5,000 of the Purchase Price to noncompetition covenants. Purchaser and Seller agree to be bound by such allocation and to file all returns and report in respect of the transactions herein contemplated, including, but not limited to, all Federal, state and local tax returns, on the basis of such allocation. The Parties agree not to take any action inconsistent with such obligation.
     2.4 Earnout Amounts. Subject to the adjustments described in this Section 2.4 and Article 6, Seller (or any of Seller’s permitted assigns, subject to compliance with Section 7.3 of this Agreement) shall receive Two Percent (2%) of Purchaser’s worldwide revenue from sales

(the “Earnout Amount”) of its personal computers and notebooks (collectively, “PCs”) for the twelve (12) full calendar months (the “Earnout Period”) beginning on December 1, 2007 and ending on November 30, 2008. The Earnout Amount shall be determined in accordance with GAAP and shall be payable to Seller within 45 days after the end of the Earnout Period. In no event shall the Earnout Amount exceed $200,000.00. The Purchaser may in good faith offset the Earnout Amount otherwise payable to reduce dollar for dollar by the amount of any offset allowed pursuant to Section 6.3 of this Agreement, subject to the limitations set forth in Article 6. The following provisions shall also be applicable:
          (a) With the payment of the Earnout Amount, Purchaser will deliver to Seller a written statement showing the calculation of that Earnout Amount including collections, rebates, and allowances by types of PCs and any other facts reasonably necessary to support the calculation. Seller shall have access to and the right to, at Seller’s expense, to receive true and correct copies of, the related records of all Purchaser’s sales of PCs and related rebates, allowances and warranty reserves used in the calculations of the Earnout Amount and supporting detail. Any information provided to or obtained by Purchaser or by another person pursuant to this Section 2.4 will be subject to the confidentiality obligations under this Agreement and the Noncompetition and Nonsolicitation Agreements.
          (b) The Earnout Amount owed to Seller will be paid in U.S. dollars.
ARTICLE 3. MUTUAL REPRESENTATIONS AND WARRANTIES
     Each of Seller and Purchaser represents and warrants to the other that the following representations and warranties are true, accurate and complete as of the date hereof:
     3.1 Organization and Good Standing. Each of Purchaser and Seller is a corporation duly incorporated and validly existing under the laws of the state of its incorporation. Each of Purchaser and Seller has all requisite power and authority to execute and deliver and perform its respective obligations under this Agreement.
     3.2 Authorization. The execution and delivery of this Agreement and performance by each of Purchaser and Seller of its respective obligations hereunder, and all transactions contemplated to be consummated by them, respectively, have been duly and validly authorized by all necessary action on the part of such Party. This Agreement has been, and the other agreements and documents required to be delivered by the Parties in accordance with the provisions hereof will be, duly executed and delivered on behalf of each Party; and this Agreement constitutes, and such agreements and documents when executed and delivered will constitute, the valid and binding obligations of such Party, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser that the following representations and warranties are true, accurate and complete as of the date hereof:

     4.1 Title to Assets. Seller has good and valid title to all the Assets, free and clear of all liens, encumbrances, charges, challenges or claims (“Liens”), except in connection with (a) any taxes that are not delinquent; (b) statutes in connection with workers’ compensation, unemployment insurance, vendors’ workmanship arising in the ordinary course of business and that are not delinquent; (c) zoning and similar ordinances, as well as utility easements; and (d) security interests required by vendors as a condition of sale or lease of an underlying asset but which are discharged upon prompt payment due such vendor. Seller is not a party to, and the Assets are not subject to, any judgment, judicial order, writ, injunction or decree that affects the Assets or the use thereof by Seller or Purchaser. Cohen and Akler are not parties to any judgment, judicial order, writ, injunction or decree that affects the Assets or the use thereof by Seller or Purchaser.
     4.2 Sufficiency. The Assets are sufficient, are in satisfactory condition and constitute all assets necessary to operate the Business in substantially the same manner as previously and currently conducted by Seller.
     4.3 Authority; Conflicts with Other Agreements; Consents. The execution and delivery by Seller, Cohen and Akler of this Agreement and the performance by Seller, Cohen and Akler of their obligations hereunder will not conflict with or result in a breach of or constitute a default under any contract, license, indenture, loan agreement, restriction, lien, encumbrance or other obligation or liability to which any are a party or by which any are affected or bound; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the charter or bylaws of Seller. No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Seller, Cohen or Akler in connection with the execution, delivery or performance of this Agreement.
     4.4 Contracts. Set forth on Schedule 4.4 is an accurate and complete list, and Seller has delivered to Purchaser accurate and complete copies, of each material contract of Seller and any amendment, supplement and modification (whether oral or written) in respect of thereto (the “Seller Contracts”). There are no material contracts or agreements relating to the Business other than as disclosed to Purchaser and as set forth on Schedule 4.4. Each Seller Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies. Seller is, and at all times during the term of each Seller Contract has been, in compliance with all applicable terms and requirements of each Seller Contract. Each other person that has or had any obligation or liability under any Seller Contract that is being assigned to Purchaser is, and at all times has been, in full compliance with all applicable terms and requirements of such Seller Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract. No event has occurred or circumstance exists under or by virtue of any Seller Contract that (with or without notice or lapse of time) would cause the creation of any encumbrance affecting any of the Assets. Seller has not given to or received from any other person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Seller Contracts and no such person has made written demand for such renegotiation. Except with respect to the noncompetition provisions set forth herein, Seller is not a party to any noncompetition or nonsolicitation agreement with any other party. Neither Cohen nor Akler is a party to any noncompetition or nonsolicitation agreement with any other party.
     4.5 Intellectual Property; Preservation of Confidential Information.
     (a) For purposes of this Agreement, “Intellectual Property” means the following, with respect to Seller:
     (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
     (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
     (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
     (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”);
     (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and
     (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).
     (b) Seller owns (as to Trademarks and Copyrights only, to the extent registered and not abandoned) and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the Business as currently conducted or as proposed to be conducted by Seller. The Intellectual Property owned by and licensed to Seller collectively constitute all of the Intellectual Property necessary to enable Seller to conduct the Business as the Business is currently being conducted. No current or former officer, director, shareholder, employee, consultant or independent contractor of the Company has any right, claim or interest in or with respect to any Intellectual Property used in the Business. There is no unauthorized use, disclosure or misappropriation of any Intellectual Property used in the Business by any employee or former employee of the Company or any of its subsidiaries or by any other third party. There are no royalties, fees or other payments payable by Seller to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property used in the Business.
     (c) Schedule 4.5 lists all Patents and Patent Applications and all registered Trademarks, and trademark applications and all registered Copyrights included in Seller’s Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.
     (d) Schedule 4.5 contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which Seller is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software at a cost not exceeding $5,000 in the aggregate and widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).
     (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. There are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, sale or disposition of Intellectual Property.
     (f) Seller is not in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any agreements or documents executed in connection herewith nor the consummation of the transactions contemplated hereby will contravene, conflict with or result in an infringement on the Purchaser’s right to own or use any Seller Intellectual Property, or any Third Party Intellectual Property.
     (g) All Patents, registered Trademarks, registered service marks and registered Copyrights held by Seller are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Seller is not infringing, misappropriating or making unlawful use of, and Seller has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any proprietary asset owned or used by any third party. There is no proceeding pending or threatened to the knowledge of Seller, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Seller Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Seller has not brought a proceeding alleging infringement of Seller Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

     (h) All current and former officers of the Seller have executed and delivered to Seller an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons, the form of which has been supplied to Purchaser. All current and former consultants and independent contractors to Seller involved in the development, modification, marketing and servicing of Seller Intellectual Property have executed and delivered to Seller an agreement in the form provided to Purchaser or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons. It has at all times been Seller’s practice and procedure to require all employees of the Seller to execute and deliver to Seller an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such employees, the form of which has been provided to Purchaser; and substantially all of the Seller’s current and former employees, including all current and former software engineers, each of which have had access to the Seller’s computer software, have executed such agreements, although some current or former employees other than those related to software may not have done so. No current or former officer, employee or independent contractor of Seller is in violation of any term of any agreement regarding the protection of proprietary information and the assignment to Seller of any Intellectual Property arising from services performed for Seller by such persons or any employment contract or any other contract or agreement relating to the relationship of any such officer, employee or independent contractor with Seller. No current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Seller Intellectual Property.
     (i) Seller has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Seller Intellectual Property (except such Seller Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party. All use, disclosure or appropriation of Confidential Information not owned by Seller has been pursuant to the terms of a written agreement between Seller and the owner of such Confidential Information, or is otherwise lawful.
     (j) No product liability claims have been communicated in writing to or, to Seller’s knowledge, threatened against Seller.
     (k) A complete list of Seller’s proprietary software (“Seller’s Software”), together with a brief description of each, is set forth in Schedule 4.5. Seller Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Seller.
     (l) Seller is not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of such Seller Intellectual Property. Seller is not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Seller of the Seller’s Intellectual Property.
     4.6 Accounts Receivable and Inventory. All accounts receivable of Seller included in the Assets represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business and such accounts receivable are current and collectible. All items included in the inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller.
     4.7 Litigation. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation, pending or threatened, against Seller, Cohen or Akler with respect to the Assets or the Seller Intellectual Property. There are no existing or threatened product liability, warranty or other similar claims related to the Business, or any facts upon which a material claim of such nature could be based, against Seller, Cohen or Akler for products or services which are defective or fail to meet any product or service warranties.
     4.8 Taxes. Except for taxes and tax returns for any tax period for which no taxes are owed or the applicable limitation period has expired, Seller has filed or caused to be filed when due (after the expiration of any applicable and permissible extension therefor) all tax returns and all reports with respect to tax returns that are or were required to be filed before the date of this Agreement pursuant to applicable legal requirements. Seller has paid all sales taxes due under applicable law in a timely manner.
     4.9 Warranties and Service Payment Obligations. Schedule 4.9 sets forth (a) copies of all forms of warranties or warranty agreements or obligations now in effect with respect to any of the services provided, or to be provided, by Seller in connection therewith, (b) a complete and accurate list of all agreements pursuant to which Seller is obligated to provide service or support services, and (c) a complete and accurate list of all other agreements of Seller which are either included in the Assumed Contracts or relate to any services, and pursuant to which Seller is obligated to make any other accommodation for such purchaser or distributor, including, without limitation, any warranties. All services that are subject to a Seller warranty or similar obligation have been, or are being, made pursuant to the form of warranty or similar obligation set forth in Schedule 4.9, or the terms of a Contract set forth in Schedule 4.9 and no other warranty, express or implied, has been made or extended by Seller with respect to the services provided by Seller in relation thereto.
     4.10 Compliance with Laws. Seller is in compliance in all material respects with all applicable laws that apply to the Business, and has not received any notice of noncompliance of such laws. Seller possesses all licenses, permits, authorizations, certificates, franchises, consents and other approvals from any governmental body having jurisdiction over the Business which are required in order for Seller to operate the Business as presently conducted, and is in compliance in all material respects with all such permits.
     4.11 Disclosure and Accuracy of Documents. No representation or warranty or other statement made by in this Agreement or the exhibits hereto or otherwise contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. All documents provided to Purchaser by Seller are accurate and complete copies. All financial statement and tax returns provided to Purchaser by Seller are complete and accurate in all material respects.
ARTICLE 5. MUTUAL COVENANTS
     5.1 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts.
          (a) Seller shall use commercially reasonable efforts to obtain consents to the effective assignment to and assumption by Purchaser of the Assumed Contracts. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. Without Purchaser’s prior written consent, Seller shall not agree to any modification of any Assumed Contract in the course of obtaining any consent to the assignment of an Assumed Contract.
          (b) To the extent permitted by applicable law, in the event consents to the assignment of such Assumed Contracts are not obtained by Seller as of the date hereof, such Assumed Contracts shall be held, as and from the date hereof, by Seller in trust for Purchaser as designated by Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Seller’s respective name and all benefits and obligations existing thereunder shall be for Purchaser’s, as applicable, account provided that such performance by Purchaser, shall be contingent on Seller’s passing of all benefits of such Assumed Contracts to Purchaser. Seller shall take or cause to be taken such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Assumed Contracts and to effect collection of money or other consideration to become due and payable under the Assumed Contracts, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Assumed Contracts. The compliance of Seller with this subsection 5.2(a) shall not excuse Seller from any breach of the representations, warranties and covenants of Seller resulting from such non-assignment.
     5.2 Collection of Accounts Receivable. To the extent Seller receives any payment after the date hereof from a customer on account of an account receivable, Seller shall hold such payment in trust for the benefit of Purchaser, promptly notify Purchaser and/or remit such funds to Purchaser.
     5.3 Notice to Vendors. Purchaser shall, as soon as practicable following the date hereof, send to each vendor under an Assumed Contract a written notice of the assignment to Purchaser of Seller’s obligation under such Assumed Contract, which notice shall request such vendor’s agreement to look solely to Purchaser for payment or performance of such Assumed Contract and to release Seller from all obligations thereunder.
     5.4 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller shall use its respective commercially reasonable efforts to (a) make all necessary filings with respect to the transactions contemplated in this Agreement under applicable federal and state laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and other ancillary agreements and the consummation of the transactions contemplated in the Agreement and (c) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable. Purchaser acknowledges that it has already received from Seller a copy of Form TP-153 of the New York State Department of Taxation and Finance.
     5.5 Further Assurances. Following the date hereof, each Party to this Agreement agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the ancillary agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement. During thirty (30) days after the date hereof, Seller, Cohen and Akler (in any combination thereof) agree to assist Purchaser, at no additional cost to Purchaser, with the transition of the Business subject to reasonable limitations in working days and working hours per day; provided that Purchaser shall be responsible for promptly reimbursing such Parties (subject to receipt of reasonable evidence thereof) for all reasonable out-of-pocket costs that they incur in connection with Purchaser’s request that such persons perform task that are not customary for such unpaid business transition arrangements.
     5.6 Confidentiality. Seller, Cohen and Akler each agrees not to use or disclose to others, or permit the use or disclosure of, any and all non-public information of Seller or Purchaser nor any non-public information that was furnished to Seller or Cohen or Akler (including confidential information transmitted by each to representatives, accountants, counsel or advisors) in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to the extent that any such information (i) is, was, or may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality, (ii) is required by law, (iii) is independently developed, and/or (iv) is disclosed by a third party who has a right to make such disclosure.
     5.7 Noncompete. For the applicable Non-Compete Period (defined below), each of Seller, Cohen, and Akler agrees not to compete directly with Purchaser, or indirectly with Purchaser as a principal, shareholder, partner, member manager, sole proprietor, officer, director, employee or agent of any entity in each case with respect to any services or products that would be competitive with products related to the Business. The restrictions set forth in this Section 5.7 shall be effective within all cities, counties and states of the United States any throughout the world. It is expressly agreed that monetary damages would be inadequate to compensate Purchaser for any breach of the covenants as set forth in this Section 5.7 and that Purchaser will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Purchaser is then entitled. Each of Cohen and Akler agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in Agreement above are necessary and reasonable in order to protect Purchaser in the conduct of the Business acquired by virtue of this Agreement. The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants. If any court or other competent tribunal having jurisdiction at any time hereafter shall hold any provision or clause of this Section 5.7 to be unreasonable as to its scope, territory or term, and if such court or tribunal in its judgment or decree shall declare or determine that scope, territory or term which such court or tribunal deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court or tribunal to be reasonable. For purposes of this Section 5.7, “Non-Compete Period” shall mean (i) three years following the date hereof, in the case of Seller, (ii) three years following the date hereof, in the case of Cohen, and (iii) one year following the date hereof, in the case of Akler. Nothing herein shall prohibit either Cohen or Akler from being a passive, beneficial owner of not more than 1% of the outstanding stock of any class of securities that is publicly traded on a national stock exchange. Purchaser acknowledges that the PCTorque Inc.’s sale of laptops and personal computers in the ordinary course of its business is not subject to this Section 5.7.
ARTICLE 6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.
     6.1 Survival of Representations and Warranties. The representations and warranties made by Seller or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to closing and shall survive the Closing as follows. All representations and warranties set forth in Article 3 and Article 4 shall survive for a period of eighteen (18) months following the date hereof. No claim for indemnification relating to a representation or warranty by a Party may be made under this Article 6 unless a Seller Indemnification Notice or Buyer Indemnification Notice, as applicable, is given within the applicable survival period set forth in this Section 6.1. The aggregate maximum amount that any Party may recover for under Section 6.2(a)(i) or 6.3(a)(i) shall be equal to $150,000. For purposes of this Agreement, Losses shall mean shall mean any loss, demand, action, cause of action, assessment, damage, liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special, incidental or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto. All Losses shall be net of: (i) amounts payable to the claiming party under any insurance policy that covers such claim or would have covered such claim under any insurance policy of Seller in effect on or before the Closing Date (provided that Losses may nevertheless include any related deductibles that are paid or would be paid under such policies and any costs or expenses incurred in enforcing rights to obtain such payments or reimbursements under such insurance policies), and (ii) the amount of any income tax benefit that accrues to, or would accrue at the end of the applicable tax year of, the claiming Party.
     6.2 Indemnification by Purchaser.
          (a) Subject to the terms and conditions of this Article 6, Purchaser agrees to indemnify, defend and hold harmless Seller from, against, for and in respect of any and all

Losses asserted against, relating to, imposed upon or incurred by Seller by reason of, resulting from, based upon or arising out of any of the following:
          (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any other agreement, certificate, schedule or exhibit delivered by Purchaser in connection with this Agreement;
          (ii) the breach or nonperformance of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any of the agreements executed in connection herewith;
          (iii) all Assumed Liabilities; and/or
          (iv) Purchaser’s ownership, control, and/or use of the Assets and business operations on and after the date hereof; provided, however, that the Purchaser indemnification obligations set forth in this Section 6.2(a)(iv) shall not apply if the underlying cause of claim is or would have been indemnifiable pursuant to Section 6.3 and such claim was not timely made under Section 6.3.
          (b) Notice of Claims. Seller shall promptly notify Purchaser in writing stating that with respect to the indemnification obligations of the Purchaser set forth in Section 6.2(a), Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related (the “Seller Indemnification Notice”).
          (c) Objections to Claims. If Purchaser does not object to any Indemnification Notice within sixty (60) days of receipt, the claims made in such notice shall be deemed to be agreed to among the Parties and Purchaser shall be liable for the related Losses. If Purchaser objects to claims made in such Indemnification Notice, it must deliver a written objection (“Purchaser Objection Notice”) to Seller, within 30 days after the delivery of the Seller Indemnification Notice, detailing the reasons and basis for such objection. If a Purchaser Objection Notice is delivered, Seller and Purchaser shall attempt in good faith for sixty (60) days after delivery of the Purchaser Objection Notice to agree upon the rights of the respective Parties with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If the Parties do not agree, then the matter shall be resolved in accordance with Section 6.4.
          (d) Third-Party Claims. Seller shall have the right, with the consent of Purchaser, which shall not be unreasonably withheld or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and reasonably to defend (without the consent of Purchaser) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Purchaser shall have the right to have its counsel participate fully in such defense at its own expense. In the event that Purchaser has consented to any such settlement, Purchaser shall have no power or authority to object under this Article 6 to the amount of any claim by

Seller against Purchaser for indemnity with respect to such settlement. Purchaser and Seller shall keep each other reasonably informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.
          (e) Nothing contained in this Article 6 shall limit in any manner any remedy at law or in equity to which Seller shall be entitled against Purchaser as a result of fraud or intentional misrepresentation by Purchaser.
     6.3 Indemnification by Seller.
          (a) Subject to the terms and conditions of this Article 6, Seller agrees to indemnify, defend and hold harmless Purchaser from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Purchaser by reason of, resulting from, based upon or arising out of any of the following (collectively, “Indemnifiable Losses”):
          (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Seller contained in or made pursuant to this Agreement or any agreement, certificate, schedule or exhibit delivered by Seller in connection with this Agreement;
          (ii) the breach or nonperformance of any covenant or agreement of Seller contained in or made pursuant to this Agreement or any agreements executed in connection herewith of the Ancillary Agreements;
          (iii) any liability for Transaction Taxes;
          (iv) all Excluded Liabilities; or
          (v) operations of the Business prior to the date hereof.
          (b) Nothing contained in this Article 6 shall limit in any manner any remedy at law or in equity to which Purchaser shall be entitled against Seller as a result of fraud or intentional misrepresentation by Seller, or any of its respective representatives or agents. The provisions of Section 6.3(a) above shall not limit, in any manner, Seller’s obligation to indemnify Purchaser for any breach of any covenant or agreement of Seller to be performed by Seller following the date hereof, including, without limitation, Seller’s obligation to perform and discharge all Excluded Liabilities and Seller’s obligations arising out of agreements executed in connection herewith.
          (c) Claims Offset. Purchaser may in good faith offset any Losses for which it in good faith is seeking indemnification hereunder against the principal amount of the Holdback Note and/or the amount of any Earnout Amount payable; provided, however, that Purchaser shall be liable for any amounts so offset to the extent such amounts are finally determined not to be Indemnifiable Losses.

          (d) Notice of Claims. Purchaser shall promptly notify the Seller in writing of all matters which may give rise to the right to right of indemnification hereunder and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related (the “Purchaser Indemnification Notice”).
          (e) Objections to Claims. If Seller does not object to any Indemnification Notice within thirty (30) days of receipt, the claims made in such notice shall be deemed to be agreed to between Purchaser and Seller, and Seller shall be liable for the related Losses. If Seller objects to claims made in such Indemnification Notice, Seller must deliver a written objection (“Seller’s Objection Notice”) to Purchaser within 30 days after the delivery of the Purchaser Indemnification Notice detailing the reasons and basis for such objection. If a Seller’s Objection Notice is delivered, Seller and Purchaser shall attempt in good faith for sixty (60) days after delivery of the Purchaser Indemnification Notice to agree upon their respective rights with respect to each of such claims. If Seller and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Seller and Purchaser. If such Parties do not agree, then the matter shall be resolved in accordance with Section 6.4.
          (f) Third-Party Claims. Purchaser shall have the right, with the consent of Seller, which shall not be unreasonably withheld or delayed, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and reasonably to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Seller shall have the right to have Seller’s counsel participate fully in such defense at its own expense. If Seller has consented to any such settlement, Seller shall not have power or authority to object under Article 6 or any other provision of this Section 6.3(f) to the amount of any claim by Purchaser against Seller for indemnity with respect to such settlement. Purchaser and Seller shall keep each other reasonably informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.
          (g) For purposes of this Section 6.3, any amount covered and paid or reimbursed for under insurance policies shall be deducted in calculating the amount of any Indemnifiable Losses of Purchaser, provided that Indemnifiable Losses may nevertheless include any related deductibles that are paid or would be paid under such policies and any costs or expenses incurred in enforcing rights to obtain such payments or reimbursements under such insurance policies.
     6.4 Resolution of Conflicts and Arbitration.
          (a) If no agreement can be reached after good faith negotiation between or among the Parties pursuant to Sections 6.2(c) and 6.3(e), Purchaser or Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or Purchaser and Seller agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Purchaser and Seller shall agree on the arbitrator, provided that if Purchaser and Seller cannot agree on such arbitrator, either Purchaser or Seller can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Indemnification Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 6 hereof, the parties shall be entitled to act in accordance with such decision.
          (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the applicable JAMS rules then in effect. For purposes of this Section 6.4(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Indemnification Notice is at issue, the party seeking indemnification shall be deemed to be the Non-Prevailing Party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
ARTICLE 7. MISCELLANEOUS PROVISIONS
     7.1 Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the date hereof the Purchaser may make (i) appropriate announcements to customers of the Business or (ii) any public disclosure it believes in good faith is required by applicable law.
     7.2 Expenses. Each of the parties shall pay its own respective costs and expenses incurred or to be incurred by it in the negotiation, preparation and completion of this Agreement and carrying out the transactions contemplated by this Agreement, including legal fees.
     7.3 Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party’s sole discretion.

     7.4 Applicable Law; Arbitration. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of California, without respect to the conflicts-of-laws principles thereof. Disputes arising out of, relating to or in connection with this Agreement (other than breaches of Section 5.7), or in relations among the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by binding arbitration in accordance with Section 6.4.
     7.5 Headings; Counterparts. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section or in any way affect such Section. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.6 Entire Agreement; Amendment. This Agreement, the schedules and other agreements and documents executed in connection herewith constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. This Agreement may not be amended nor provisions waived except for by written instrument signed by the affected party thereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the authorized representative of the parties to this Agreement have duly executed this Agreement effective as of the date first above written.

OCZ Technology Group, Inc..		Silicon Data Inc.

By:	/s/ Ryan Petersen	By:	/s/ Fred Cohen

	Name: Ryan Petersen Title: Chief Executive Officer		Name: Fred Cohen Title: President

Address: 860 E. Arques Ave. Sunnyvale, CA 94085		Address: 1180 Northern Blvd.; Suite 201 Manhasset, NY 11030

/s/ Fred Cohen

Fred Cohen, solely for purposes of Sections 5.5, 5.6, 5.7 and Article 7

Address: 1180 Northern Blvd.; Suite 201 Manhasset, NY 11030

/s/ Eyal Akler

Eyal Akler, solely for purposes of Sections 5.5, 5.6, 5.7 and Article 7

Address: 35 Pinetree Lane Roslyn Heights, NY 11577

List of Exhibits / Schedules
Exhibit A – List of Assets
Exhibit B – Assumed Liabilities
Exhibit C – Form of Holdback Note
Exhibit D – Bill of Sale
Exhibit E – Assignment and Assumption Agreement
Schedule – Disclosure Schedule

Exhibit A
ASSETS
(List of Assets being purchased)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit B
ASSUMED LIABILITIES
(List of contracts being assigned and obligations assumed)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit C
FORM OF HOLDBACK NOTE
(Non-Negotiable Subordinated Promissory Note, dated October 25, 2007, in the amount of
$75,000, issued by OCZ Technology Group, Inc. to Silicon Data Inc.)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit D
Bill of Sale
     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, on the terms and subject to the conditions set forth in the Asset Purchase Agreement dated as of October 25, 2007 (the “Agreement”) by and among OCZ Technology Group, Inc., a Delaware corporation (“Purchaser”), Silicon Data Inc., a New York corporation (“Seller”), Fred Cohen, an individual (“Cohen”) and Eyal Akler, an individual (“Akler”), Seller hereby sells, conveys, transfers, assigns and delivers to Purchaser all right, title and interest of Seller in and to the Assets (as defined in the Agreement) in accordance with and subject to all terms, conditions, and limitations in the Agreement, free and clear of all liens or other encumbrances of any nature.
     Seller, Cohen and Akler for themselves, their successors and assigns hereby, jointly and severally, covenant and agree that, at any time and from time to time upon the written request of Purchaser, Seller, Cohen and Akler shall execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser each of the Assets.
     This Bill of Sale may be executed by facsimile and in counterparts, each of which shall be deemed an original and constitute the same instrument, and together with the Agreement records the entire understanding between the parties regarding the sale and purchase of the Assets. Nothing contained herein is intended to or shall be construed to modify, alter, amend, expand, interpret, supersede or otherwise change any of the terms, conditions or covenants or any other provisions of the Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, Seller, Cohen and Akler have caused this instrument to be signed by themselves respectively or in their respective names by their respective proper and duly authorized corporate officers this 25th day of October, 2007.

Seller: Silicon Data Inc.
By:	/s/ Fred Cohen
	Name:	Fred Cohen
	Title:	President

Address: 1180 Northern Blvd.; Suite 201 Manhasset, NY 11030

/s/ Fred Cohen
Fred Cohen, solely for the third paragraph

Address: 1180 Northern Blvd.; Suite 201 Manhasset, NY 11030

/s/ Eyal Akler
Eyal Akler, solely for the third paragraph

Address: 35 Pinetree Lane Roslyn Heights, NY 11577

Exhibit E
Assignment and Assumption Agreement
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assumption Agreement”), made and entered into the 25th day of October, 2007, by and between OCZ Technology Group, Inc., a Delaware corporation (“Purchaser”), and Silicon Data Inc., a New York corporation (“Seller”).
     WHEREAS, Purchaser, Seller, Cohen and Akler have entered into a certain Asset Purchase Agreement dated of even date herewith (the “Purchase Agreement”), whereby Seller agreed to sell, assign and transfer to Purchaser the Assets and Purchaser is to assume all of the Assumed Liabilities (each as defined in the Purchase Agreement).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
     1. Purchaser hereby assumes all duties, obligations and liabilities of Seller relating to future performance under the Assumed Liabilities and agrees to discharge and perform such duties, obligations and liabilities on the terms and subject to the conditions set forth in the Purchase Agreement.
     2. This Assumption Agreement shall be binding upon the parties and their respective heirs, successors and assigns.
     This Assumption Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and constitute the same instrument, and together with the Purchase Agreement records the entire understanding between the parties regarding the Assumed Liabilities.
     Nothing contained herein is intended to or shall be construed to modify, alter, amend, expand, interpret, supersede or otherwise change any of the terms, conditions or covenants or any other provisions of the Purchase Agreement.
     IN WITNESS WHEREOF, this Assumption Agreement has been executed as of the date and year first above written.

Purchaser:		Seller:

OCZ Technology Group, Inc.		Silicon Data Inc.

By:	/s/ Ryan Petersen	By:	/s/ Fred Cohen

	Name: Ryan Petersen Title: Chief Executive Officer		Name: Fred Cohen Title: President

Address: 860 E. Arques Ave. Sunnyvale, CA 94085		Address: 1180 Northern Blvd.; Suite 201 Manhasset, NY 11030

CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is ented into as of October 25, 2007, by and between OCZ Technology Group, Inc., a Delaware corporation (the “Company”), and Eyal Akler (the “Consultant”).
RECITALS
     WHEREAS, pursuant to certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of date hereof by and between the Company and Silicon Data Inc., a New York corporation (“Seller”), the Company acquired substantially all of Seller’s assets.
     WHEREAS, in connection with the transactions contemplated thereby, the Company and the Consultant enter into this Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
     NOW, THEREFORE, the Company and the Consultant hereto agree as follows:
     1. Consulting Services. The Company, through its Chief Executive Officer (in his sole discretion) may request the Consultant to provide from time to time certain consulting services relating to the business of the Company or any special project or proposed business of the Company in areas where the Consultant shall have commercially reasonable expertise and experience, such consulting services shall be subject to reasonable limitations in working days, secular and religious holidays, and working hours per day in light of the fact that Consultant has a full time job with another person.
     2. Term. The Company hereby engages the Consultant in a consulting capacity for the period commencing the day immediately after the 30th calendar day following the Closing, and shall cease and terminate upon the earliest to occur of the following events: (a) the last day of the twelve months anniversary of the Closing; (b) the death or total disability of the Consultant, or (c) the Consultant terminates this Agreement at any time and/or for any reason. Nothing in this Agreement shall be construed to prevent the Company from terminating the Agreement and the Consultant’s engagement hereunder, at any time if he shall have violated any provision of this Agreement. Any such termination shall not be construed a breach of this Agreement by the Company.
     3. Compensation. The Company will pay the Consultant $180 per hour for the number of hours (rounded up to the nearest half hour) during which the Consultant has provided consulting services, when and only when the Chief Executive Officer of the Company in his sole discretion has requested such consulting services. The compensation set forth in this Section will be the sole compensation payable to the Consultant for consulting services and no additional compensation or fee will be payable by the Company to the Consultant by reason of any benefit gained by the Company directly or indirectly through the Consultant’s services hereunder, nor shall the Company be liable in any way for any additional compensation or fee for the Consultant’s services.

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     3A. Business Expenses. Company shall fully reimburse Consultant for all actual travel, lodging, entertainment, and other actual out-of-pocket expenses that are incurred by him in the good faith performance of his duties under this Agreement and that Company (in its sole discretion) determines are both reasonable in amount and ordinary and necessary to Company’s business, subject to Consultant’s submission to Company of appropriate evidence and itemization of those expenses in accordance with Company’s expense reimbursement policies, practices, and procedures.
     4. Independent Contractor Status. In rendering consulting services hereunder, the Consultant is an independent contractor under this Agreement and shall in no way be considered to be an agent or employee of the Company and, accordingly, the Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including without limitation, social security, unemployment or pension payments or contributions. The Consultant shall only consult and render advice, and shall not undertake to commit the Company to any course of action in relation to third persons, except as requested by the Company its sole discretion.
     5. Confidential Information. The Consultant acknowledges that all information acquired by the Consultant relating directly or indirectly to the present or contemplated business of the Company, as well as such other information as may be designated by the Company as confidential (“Confidential Information”), is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant to the Company’s sole benefit during the term of this Agreement and for a period of two years after the termination and/or expiration of this Agreement. The Consultant shall not, at any time during or after the Term of this Agreement, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding any contrary provisions, Confidential Information excludes any and all information that (i) is, was, or may become generally available to the public other than through the impermissible actions of the Consultant or any other person under a duty of confidentiality, (ii) is required by law to be disclosed, (iii) is independently developed, and/or (iv) is disclosed to the Consultant by a third party who has a right to make such disclosure.
     6. Covenant Not to Compete. The Consultant hereby reiterates his agreement to the terms, provisions, exemptions, and limitations of the section of the Purchase Agreement captioned “Noncompete,” which section is hereby incorporated by reference.
     7. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (a) if to the Consultant, to the address written beneath the Consultant’s signature below, or if to the Company, 860 E. Arques Ave., Sunnyvale, CA 94085, Attention: Chief Executive Officer, with a courtesy copy to Kerry Smith, DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303, or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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     8. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the applicable principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.
     9. Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     10. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Consultant and by a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior to subsequent time. Failure by the Consultant or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OCZ Technology Group, Inc.
By:	/s/ Ryan Petersen
Name:	Ryan Petersen
Title:	Chief Executive Officer

Address:	860 E. Arques Ave. Sunnyvale, CA 94085

/s/ Eyal Akler
Eyal Akler

Address:	35 Pinetree Lane Roslyn Heights, NY 11577
[Signature Page to Consulting Agreement with Eyal Akler]

CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is ented into as of October 25, 2007, by and between OCZ Technology Group, Inc., a Delaware corporation (the “Company”), and Fred Cohen (the “Consultant”).
RECITALS
     WHEREAS, pursuant to certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of date hereof by and between the Company and Silicon Data Inc., a New York corporation (“Seller”), the Company acquired substantially all of Seller’s assets.
     WHEREAS, in connection with the transactions contemplated thereby, the Company and the Consultant enter into this Agreement. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
     NOW, THEREFORE, the Company and the Consultant hereto agree as follows:
     1. Consulting Services. The Company, through its Chief Executive Officer (in his sole discretion) may request the Consultant to provide from time to time certain consulting services relating to the business of the Company or any special project or proposed business of the Company in areas where the Consultant shall have commercially reasonable expertise and experience, such consulting services shall be subject to reasonable limitations in working days, secular and religious holidays, and working hours per day in light of the fact that Consultant has a full time job with another person.
     2. Term. The Company hereby engages the Consultant in a consulting capacity for the period commencing the day immediately after the 30th calendar day following the Closing, and shall cease and terminate upon the earliest to occur of the following events: (a) the last day of the twelve months anniversary of the Closing; (b) the death or total disability of the Consultant, or (c) the Consultant terminates this Agreement at any time and/or for any reason. Nothing in this Agreement shall be construed to prevent the Company from terminating the Agreement and the Consultant’s engagement hereunder, at any time if he shall have violated any provision of this Agreement. Any such termination shall not be construed a breach of this Agreement by the Company.
     3. Compensation. The Company will pay the Consultant $180 per hour for the number of hours (rounded up to the nearest half hour) during which the Consultant has provided consulting services, when and only when the Chief Executive Officer of the Company in his sole discretion has requested such consulting services. The compensation set forth in this Section will be the sole compensation payable to the Consultant for consulting services and no additional compensation or fee will be payable by the Company to the Consultant by reason of any benefit gained by the Company directly or indirectly through the Consultant’s services hereunder, nor shall the Company be liable in any way for any additional compensation or fee for the Consultant’s services.

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     3A. Business Expenses. Company shall fully reimburse Consultant for all actual travel, lodging, entertainment, and other actual out-of-pocket expenses that are incurred by him in the good faith performance of his duties under this Agreement and that Company (in its sole discretion) determines are both reasonable in amount and ordinary and necessary to Company’s business, subject to Consultant’s submission to Company of appropriate evidence and itemization of those expenses in accordance with Company’s expense reimbursement policies, practices, and procedures.
     4. Independent Contractor Status. In rendering consulting services hereunder, the Consultant is an independent contractor under this Agreement and shall in no way be considered to be an agent or employee of the Company and, accordingly, the Consultant shall not be entitled to any benefits, coverages or privileges made available to employees of the Company, including without limitation, social security, unemployment or pension payments or contributions. The Consultant shall only consult and render advice, and shall not undertake to commit the Company to any course of action in relation to third persons, except as requested by the Company its sole discretion.
     5. Confidential Information. The Consultant acknowledges that all information acquired by the Consultant relating directly or indirectly to the present or contemplated business of the Company, as well as such other information as may be designated by the Company as confidential (“Confidential Information”), is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant to the Company’s sole benefit during the term of this Agreement and for a period of two years after the termination and/or expiration of this Agreement. The Consultant shall not, at any time during or after the Term of this Agreement, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding any contrary provisions, Confidential Information excludes any and all information that (i) is, was, or may become generally available to the public other than through the impermissible actions of the Consultant or any other person under a duty of confidentiality, (ii) is required by law to be disclosed, (iii) is independently developed, and/or (iv) is disclosed to the Consultant by a third party who has a right to make such disclosure.
     6. Covenant Not to Compete. The Consultant hereby reiterates his agreement to the terms, provisions, exemptions, and limitations of the section of the Purchase Agreement captioned “Noncompete,” which section is hereby incorporated by reference.
     7. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by courier or overnight express service or five days after having been sent by certified or registered mail, postage prepaid, addressed (a) if to the Consultant, to the address written beneath the Consultant’s signature below, or if to the Company, 860 E, Arques Ave., Sunnyvale, CA 94085, Attention: Chief Executive Officer, with a courtesy copy to Kerry Smith, DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303, or (b) to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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     8. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the applicable principles of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.
     9. Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     10. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Consultant and by a duly authorized officer of the Company. No waiver by any party hereto at any time of any breach by another party hereto of, or failure to comply with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar conditions or provisions at the same or at any prior to subsequent time. Failure by the Consultant or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Consultant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision of or right under this Agreement.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OCZ Technology Group, Inc.
By:	/s/ Ryan Petersen
Name:	Ryan Petersen
Title:	Chief Executive Officer

Address:	860 E. Arques Ave. Sunnyvale, CA 94085

/s/ Fred Cohen
Fred Cohen

Address:	1180 Northern Blvd.; Suite 201 Manhasset, NY 11030
[Signature Page to Consulting Agreement with Fred Cohen]

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED
OR TRANSFERRED EXCEPT WITH THE EXPRESS WRITTEN PERMISSION OF
THE MAKER AND IN ACCORDANCE WITH THE ACT OR AN EXEMPTION
THEREFROM
NON-NEGOTIABLE
SUBORDINATED PROMISSORY NOTE

$75,000	October 25, 2007
OCZ Technology Group, Inc., a Delaware corporation, having an address at 860 E. Arques Avenue, Sunnyvale, California 94085 (the “Maker”), for value received, hereby promise to pay to the order of Silicon Data Inc., a New York corporation, (the “Company”) having the address set forth in Section 7 hereof, the principal sum of Seventy Five Thousand dollars ($75,000) (the “Note Amount”) together with simple interest from the date of this non-negotiable subordinated promissory note (the “Note”) on the unpaid principal balance at a rate equal to six percent (6%) per annum. Interest shall be computed on the basis of the actual days elapsed and a year of 365 days. This Note is being issued pursuant to Section 2.1 of that certain Asset Purchase Agreement by and between the Maker and the Company, on an even date herewith (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
     1. Payment; Event of Default. The Note Amount and all accrued and unpaid interest shall be due and payable on the earlier of (i) the 365th calendar day after the date of this Note and (ii) the occurrence of an Event of Default. Subject to the terms hereof, payments of the amounts due under this Note shall be made to the Company at its address set forth in Section 7 hereof, or such other place or places as may be specified by the Company in a written notice to the Maker at least ten (10) Business Days prior to the payment date or to the order of the Company. If any payment on this Note becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day. The Maker shall have the right at any time or from time to time to prepay this Note in whole or in part without penalty or premium. If this Note is paid in full, the Maker may require the Company to surrender this Note.
     2. Reduction and Off Set of Note Amount. The Maker may in good faith offset the Note Amount otherwise payable hereunder to reduce dollar for dollar by the amount of any offset allowed pursuant to Section 6.3 of the Agreement (but subject to all limitations and conditions in Article 6 of the Agreement). Any offset of the Note Amount shall be deemed to be offset as of the date of this Note and the accrued interest related to such offset shall be deemed to never have been accrued since the date of this Note. If Maker effects an offset in accordance with this Section 2, such offset shall be limited to this Note’s principal outstanding as of the time of such offset.

     3. Non-Negotiability.
          This Note shall be non-transferable, non-assignable and non-negotiable by the Maker except that it may be assigned or transferred by the Company only to its principals in connection with the Company’s liquidation plan, if any, authorized by its shareholders.
     4. Events of Default.
     The occurrence of any of the following shall constitute an “Event of Default” under this Note. Upon the occurrence of any Event of Default, the interest rate of the Note shall be ten percent (10%) per annum until full payment of all amounts due in connection with this Note.
               (a) Failure to Pay. The Maker shall fail to pay any principal or interest payment on the due date hereunder, and such payment shall not have been made within five (5) Business Days after the date on which it is due.
               (b) Voluntary Bankruptcy or Insolvency Proceedings. The Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law.
               (c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker or of all or a substantial part of the Maker’s property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Maker or its debts under any bankruptcy, insolvency or other similar law shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.
     5. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of any indebtedness for borrowed money for which the Maker is or may be or at any time hereafter liable under any agreement with a commercial bank or other lending institution which now or in the future may exist, including without limitation any agreement the Company may have with Bridge Bank, N.A. (collectively, the “Senior Indebtedness”). Except as expressly permitted by the terms of the Senior Indebtedness, but subject to the provisions of this Section 5, no principal payment, interest payment or other distribution of any kind in cash, securities or otherwise shall be made, in whole or in part, in respect of the obligations evidenced by or otherwise payable under this Note unless and until payment in full of all Senior Indebtedness then due and payable has been made.
               (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Maker, no amount shall be paid by the Maker in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full.
               (b) Subrogation. Subject to the payment in full of the Senior Indebtedness, the Company shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 5) to receive payments and distributions of assets of the Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Maker and its creditors, other than the holder(s) of Senior Indebtedness and the Company, be deemed to be a payment by the Maker to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holder(s) of Senior Indebtedness to which the Company would be entitled except for the provisions of this Section 5 shall, as between the Maker and its creditors, other than the holder(s) of Senior Indebtedness and the Company, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.
               (c) No Impairment. Nothing contained in this Section 5 shall impair, as between the Maker and the Company, the obligation of the Maker, subject to the other terms and conditions hereof, to pay to the Company the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Company, upon default of this Note, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.
               (d) Reliance of Holder(s) of Senior Indebtedness. The Company, by acceptance of this Note, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.
               (e) Further Assurances. By acceptance of this Note, the Company agrees to execute and deliver customary forms of subordination agreement requested from time to time by holder(s) of Senior Indebtedness, and as a condition to the Company’s rights hereunder, the Maker may require that the Company execute such forms of Subordination agreement.
               (f) Company’s Waivers. The holder(s) of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Company, without incurring responsibility to the Company and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of the Company to the holder(s) of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any person or entity liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Maker and any other person or entity.
     6. Loss, Theft or Destruction of Note.
          Upon receipt by the Maker of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Maker will make and deliver a new Note which shall carry the same rights carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation, in lieu of this Note.
     7. Notices.
          Any and all notices, demands or requests required or permitted to be given under this Note shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, by facsimile transmission or by private overnight courier (e.g., FedEx) or U.S. Express Mail addressed to the parties hereto at their addresses set forth below or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:
In the case of the Maker:
OCZ Technology Group, Inc.
860 E. Arques Ave.
Sunnyvale, CA 94085
Facsimile: (408) 733-5200
Attention: Ryan M. Petersen
With a copy to:
Kerry T. Smith, Esq.
DLA Piper US LLP
2000 University Avenue
East Palo Alto, CA 94303-2215
Facsimile: (650) 687-1210
In the case of the Company:
Fred Cohen
1180 Northern Blvd. Suite 201 Manhasset, NY
Facsimile: 516-908-4832
Eyal Akler
35 Pinetree Lane

Roslyn Heights, NY 11577
Facsimile: 516-299-5265
Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered or sent via facsimile transmission (as evidenced by an electronic confirmation of receipt), (ii) on the first Business Day following the sending thereof by private overnight courier or U.S. express mail, and (iii) on the fifth calendar day (or, if it is not a Business Day, then the next succeeding Business Day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.
     8. Miscellaneous.
          8.1 Governing Law. This Note shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without reference to principles of conflict of laws. Venue for any action in connection with this Note shall be in Nassau County, New York. No amendment or waiver of any provision hereof, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Maker and the Company; and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given..
          8.2 The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections. The plural shall mean the singular, the singular shall mean the plural, and “it” shall refer to “him” or “his”, where the context so applies.
          8.3 The Maker will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Company against impairment.
          8.4 The Maker hereby waives diligence, presentment, protest, notice of protest, notice of dishonor, and notice of nonpayment of this Note, and specifically consent to and waive notice of any renewal or extension of this note. No delay by the Company in exercising any power or privilege or the single or partial exercise of any power or privilege hereunder shall preclude any other of further exercise thereof, or the exercise of any other power or privilege hereunder. The Company’s acceptance of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the Company’s acceptance of any such partial payment shall not constitute a waiver of the Company’s right to receive the entire amount due and owing in connection with this Note. Upon an Event of Default, neither the failure of the Company to promptly exercise its right to declare the outstanding principal and accrued unpaid interest hereunder to be immediately due and payable, nor the failure of the Company to demand strict performance of any other obligation of the Maker or any other person who may be liable hereunder, shall constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Maker or any other person who may be liable hereunder.

          8.5 Time is hereby expressly declared of the essence with respect to this Note and every provision hereof.
     9. Acceleration; Other Remedies. All amounts payable under this Note shall be due immediately upon an Event of Default. If any payment on this Note is not paid when due or if an Event of Default occurs, the Maker shall pay all reasonable costs of enforcement and collection, including but not limited to, the Company’s reasonable attorney fees. In addition to the right of acceleration, upon the occurrence of an Event of Default, the Company shall have any and all other rights and remedies available to it. The Company’s remedies include, without limitation, its right to pursue any available remedy to collect the payment of interest, principal, or premium, if any, on this Note or to enforce any provision of this Note. All remedies are cumulative to the extent permitted by law.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Maker has executed this Note as of the day and year first above written.

OCZ Technology Group, Inc.
By:	/s/ Ryan M. Petersen
	Name:	Ryan M. Petersen
	Title:	Chief Executive Officer

[Signature Page to Holdback Note]

Schedule
(Disclosure Schedule to Section 4 – Representations and Warranties of Seller – of the Asset
Purchase Agreement)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]